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Lyondell To Repay a Second $100 Million of Outstanding Debt

HOUSTON, September 20, 2004 -- Lyondell Chemical Company (NYSE:LYO) today called an additional $100 million of its 9.875 percent Senior Secured Notes, Series B, which mature in 2007. The call price is 104.938 percent of par, and the debt will be paid down on October 20, 2004 at the conclusion of the call period. Lyondell has now called a total of $200 million of its debt since resuming its debt reduction plan in August 2004.

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ABOUT LYONDELL

Lyondell Chemical Company, (www.lyondell.com), headquartered in Houston, Texas, is a leading producer of: propylene oxide (PO); PO derivatives, propylene glycol (PG), butanediol (BDO) and propylene glycol ether (PGE); and styrene monomer and MTBE as co-products of PO production. Through its 70.5% interest in Equistar Chemicals, LP, Lyondell also is one of the largest producers of ethylene, propylene and polyethylene in North America and a leading producer of ethylene oxide, ethylene glycol, high value-added specialty polymers and polymeric powder. Through its 58.75% interest in LYONDELL-CITGO Refining LP, Lyondell is one of the largest refiners in the United States processing extra heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell's and its joint ventures' products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2003, which was filed in March 2004, and Lyondell's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which was filed August 6, 2004.